                                                                      EXHIBIT 99

U.S. TRUST CORPORATION 401(K) PLAN

    Financial statements as of December 31, 2001 and 2000, and for the Year Ended December 31, 2001 and Supplemental Schedules as of and for the Year Ended December 31, 2001, and Independent Auditors' Report

U.S. TRUST CORPORATION 401(K) PLAN

TABLE OF CONTENTS


                                                                                   PAGE
INDEPENDENT AUDITORS' REPORT                                                         1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits
     as of December 31, 2001 and 2000                                                2

   Statement of Changes in Net Assets Available for Benefits
     for the year ended December 31, 2001                                            3

   Notes to Financial Statements                                                   4-9

SUPPLEMENTAL SCHEDULES:

I.   Form 5500:  Schedule H, Item 4(i)
       Schedule of Assets Held for Investment as of December 31, 2001               10

II.  Form 5500:  Schedule H, Item 4(j)
       Schedule of Reportable Transactions for the Year Ended December 31, 2001     11

INDEPENDENT AUDITORS' REPORT


To the Retirement and 401(k)/ESOP Administrative Committee of
U. S. Trust Corporation

We have audited the accompanying statements of net assets available for benefits of the U.S. Trust Corporation 401(k) Plan (the "Plan") as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of (1) assets held for investment as of December 31, 2001 and (2) reportable transactions for the year ended December 31, 2001 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2001 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


DELOITTE & TOUCHE, LLP
New York, New York
June 14, 2002

U.S. TRUST CORPORATION 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2001 AND 2000


                                                 2001                 2000
ASSETS:
  Investments, at fair value                  $365,981,160     $550,333,802
  Loans receivable from plan participants        5,206,360        5,236,494
  Employer contributions receivable              3,454,695        4,555,372
  Other                                                 --           67,177
                                              ------------     ------------

NET ASSETS AVAILABLE FOR BENEFITS             $374,642,215     $560,192,845
                                              ============     ============


See notes to financial statements.

U.S. TRUST CORPORATION 401(K) PLAN


STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2001


CHANGES TO NET ASSETS ATTRIBUTED TO:
  Investment income (loss):
    Net depreciation on investments         $(194,499,776)
    Interest                                    2,067,699
    Dividends                                     610,959
    Employee loan repayments - interest           400,732
    Other                                       1,269,409
                                            -------------
          Net investment loss                (190,150,977)
                                            -------------
  Contributions:
    Participant                                11,586,522
    Employer, net of forfeitures               10,003,509
                                            -------------
          Total contributions                  21,590,031
                                            -------------
                                             (168,560,946)

BENEFITS PAID TO PARTICIPANTS                 (16,989,684)
                                            -------------
NET DECREASE                                 (185,550,630)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                           560,192,845
                                            -------------
  End of year                               $ 374,642,215
                                            =============


See notes to financial statements.

U.S. TRUST CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

1.    DESCRIPTION OF THE PLAN

      The following description of the U.S. Trust Corporation 401(k) Plan (the "Plan"), formerly known as the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies, is provided for general purposes only. Participants should refer to the Plan Document for more complete information. Notification relating to the Plan name change was appropriately filed with the Department of Labor.

      STRUCTURE OF PLAN - The Plan was originally adopted by United States Trust Company of New York ("USTNY") on October 5, 1961. Effective January 1, 2001 U.S. Trust Corporation ("USTC"), USTNY's Parent, assumed sponsorship of the Plan. On May 31, 2000, USTC became a wholly-owned subsidiary of The Charles Schwab Corporation ("CSC") and CSC became a financial holding company, subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. USTNY is CSC's primary depository institution subsidiary. The Plan is a defined contribution plan to which participants are not required to contribute. The Plan is trusteed by USTNY and covers all eligible employees of USTC and participating affiliates, who have completed three months of service. All employees who have completed at least one year of service are eligible to receive benefits under the Plan's matching contribution feature. The Plan has an Employee Stock Ownership Plan ("ESOP") feature, a 401(k) feature and a matching contribution feature. As of December 31, 1998, the final ESOP allocation was made to the Plan. No additional shares will be allocated to the ESOP. All contributions to the ESOP and related investment earnings are 100% vested and maintained in the ESOP Stock Fund.

      Under the 401(k) feature of the Plan, employees may elect to make contributions to the Plan of up to 20% of their base pay and up to 100% of their awards under the Annual Incentive Plans, subject to the limitations applicable under the Internal Revenue Code of 1986, as amended (the "Code"). All 401(k) elective contributions and related investment earnings that are allocated to an employee's account under the Plan are immediately 100% vested.

      Under the 401(m) matching feature of the Plan, all participants who are actively employed as of December 31 of each year and who have completed at least one year of service are eligible to receive a matching contribution. For the 2001 and 2000 Plan years, the match was 100% and 80% of a participant's 401(k) contributions to the Plan, respectively, up to a maximum of 5% of each participant's annual base pay in the form of the publicly traded common stock of The Charles Schwab Corporation. Matching contributions and investment earnings thereon becomes fully vested after five years of service. Participants also vest in matching contributions upon death or the attainment of age 65.

      PARTICIPANT ACCOUNTS - Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution and allocations of matching contributions and Plan earnings, and charged with an allocation of Plan losses. Allocations are based on participant earnings or account balances, as defined.

      FORFEITED ACCOUNTS - If a participant terminates employment before completing five years of service, all 401(k) matching contributions and investment earnings thereon are forfeited. If a participant is rehired prior to a five-year break in service, any forfeited amounts, including earnings thereon, will be restored in accordance with the Plan. Forfeited amounts will be used to restore benefits to rehired employees and to offset employer matching contributions.

      PLAN INVESTMENT ALTERNATIVES - Prior to June 1, 2000, the Schwab Stock Fund was invested solely in the publicly traded stock of USTC. Effective June 1, 2000, this fund is invested in the publicly traded stock of CSC. In November of 2000, the assets of the Schwab Stock Fund were converted to units. The fund is primarily invested in the publicly traded stock of CSC. A small percentage of the fund is invested in short-term investments to facilitate daily trading.

      Available cash in the Plan may be invested in short-term investments in such amounts as the Plan Administrator deems appropriate for the purposes of the Plan.

      PLAN TERMINATION - USTC has not expressed any intent to discontinue its contributions; however, under the provisions of the Plan, it may do so at any time, subject to the provisions set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). In the event such discontinuance results in termination of the Plan, the Plan provides that all participants would be fully vested in the share of each fund allocated to their individual accounts based on market value of each fund at the time the Plan is terminated.

      PLAN ADMINISTRATION - The Plan is administered by the Retirement and 401(k)/ESOP Administrative Committee of U. S. Trust Corporation.

      PLAN ACCOUNTING AND DISTRIBUTIONS - Investments are valued on a daily basis and are reflected in participants' accounts based on actual cash value.

      Generally, distributions are made to participants in cash or, in the case of the Schwab Stock Fund and the ESOP Stock Fund, participants may elect to receive shares of common stock of CSC at their plan share value, as follows:

      - Retirement - either lump sum, or in installments over periods up to 15 years;

      -     Termination - lump sum;

      -     Death - lump sum to beneficiary; and

      - During employment - lump-sum withdrawal on a hardship or discretionary basis of all or part of the current value of the 401(k) portion of the employee's account balance subject to applicable Code requirements.

      Employees may elect to transfer all or any part of their interests in one or more of the investment fund(s) to any other investment fund(s) on a daily basis.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF ACCOUNTING - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein.

      Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

      INVESTMENT VALUATION AND INCOME RECOGNITION

      - Mutual funds, which are registered investment companies, are valued at quoted market prices.

      - Short-term investments are valued at cost, which approximates fair value.

      - Shares of the UST Capital Preservation Fund are valued based on the contract prices of investment contracts and market prices of other investments in the fund.

      - Common stocks are valued at the quoted market price; realized gains and losses are determined on an average-cost basis.

      -     Purchases and sales are recorded on a trade date basis.

      - Dividend income is recorded on the ex-dividend date. All other investment income is recorded as earned on the accrual basis.

      - The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair market value of investment securities is determined based on the investment valuation policy. Loans receivable from Plan Participants are valued based on the outstanding principal balance of loans. It is not otherwise possible to estimate the fair market value of loans receivable since, upon the termination of a Participant's employment for any reason, the loan is accelerated and repayable in full under the provisions of the Plan. In such a case, failure by the Participant to repay the loan for any reason, including financial inability to do so, will be deemed a distribution from that Participant's account balance in the amount of the unpaid loan balance and will be subject to taxes and related tax penalties for early distribution as provided for under the Code.

      PAYMENT OF BENEFITS - Benefits are recorded when paid.

3. INVESTMENTS

      The following presents investments that represent 5 percent or more of the Plan's net assets:

                                                                DECEMBER 31,
                                                   ------------------------------------------
                                                          2001                   2000
**  Charles Schwab Corporation Stock, 13,717,607
        and 14,020,528 shares, respectively         $   212,211,380         *$  397,832,482 *

**  Schwab Value Advantage Fund, 31,986,770
        and 32,658,432 shares, respectively              31,986,770              32,658,432
**  Excelsior Blended Equity Fund, 1,041,695
        and 1,087,653 shares, respectively               36,886,427              46,236,124
**  Excelsior Value and Restructuring Fund, 746,044
        and 575,262 shares, respectively                 23,918,165              19,455,370

*   Nonparticipant-directed
**  Permitted party-in-interest


During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $194,499,776 as follows:

Mutual funds                            $    (15,100,394)
Common stock                                (179,657,252)
Common/collective trusts                         257,870
                                        ----------------
                                        $   (194,499,776)
                                        ================


4.    EMPLOYER CONTRIBUTIONS

      Employer contributions for 2001 and 2000 comprise:

                                   2001               2000
401(k) feature             $    3,454,695     $    4,555,372
Matching feature                6,548,814          4,434,960
                           --------------     --------------
                           $   10,003,509     $    8,990,332
                           ==============     ==============


      Employer contributions include awards under the Annual Incentive Plans that participants have elected to defer under the 401(k) feature of the Plan. Employer contributions are shown net of $41,353 of forfeitures that were used to offset the employer match in 2001.

5.    LOANS TO PARTICIPANTS

      Participants in the Plan are able to borrow up to 50% of their account balances in the Plan, including the value of their interest in the ESOP Stock Fund, up to a maximum of $50,000 (ESOP funds, however, cannot be borrowed). Loans bear interest at a fixed rate based on an average of the prime lending rates charged by major banking institutions on the date the loan is requested. Participants who borrow from their Plan accounts do not receive allocations of Plan investment income on the amounts borrowed; however, they are credited with the interest they pay on such loans. Loans are repayable over periods not to exceed five years unless they are granted for the purchase of a principal residence, in which case they are repayable over periods not to exceed ten years. The loan principal and interest payments made by participants are added to their respective account balances.

6.    RELATED PARTY TRANSACTIONS AND EXPENSES

      Certain officers and employees who are participants in the Plan perform administrative services related to the operation and financial reporting of the Plan. CSC provides recordkeeping services to the Plan. USTNY pays these and other administrative expenses on behalf of the Plan.

      In addition, some of the Plan's assets are invested in Excelsior Mutual Funds, which are advised by USTNY and the U.S. Trust Company and UST Capital Preservation Fund, which is advised by U.S. Trust Company, N.A., which are all subsidiaries of USTC, and Schwab Mutual Funds, which are advised by Charles Schwab Investment Management. Although these transactions qualify as party-in-interest transactions, they are specifically exempt in accordance with U.S. Department of Labor Prohibited Transaction Exemptions.

7.    NONPARTICIPANT-DIRECTED INVESTMENTS

      The Schwab Stock Fund holds both participant-directed and nonparticipant-directed investments. Nonparticipant-directed investments are only in the form of common stock. All other investments are participant-directed. Information about the net assets and the significant components of the changes in net assets is as follows:

                                                    2001                 2000
Net assets:
  Common stocks                              $    99,948,313      $   183,053,538
  Money market account                            11,452,949           13,562,790
  Employer contribution receivable                   509,973            1,249,443
  Other                                                    -               67,177
                                             ---------------      ---------------
                                             $   111,911,235      $   197,932,948
                                             ===============      ===============



                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                              2001
Change in net assets:
  Participant contributions                           $     2,397,939
  Employer contributions, net of forfeitures                7,066,330
  Interest and dividend income                                299,421
  Net participant loan activity                                   825
  Net depreciation on fair value of investments           (82,603,555)
  Transfers to participant-directed investments            (7,933,731)
  Benefits paid to participants                            (5,248,942)
                                                      ---------------
                                                      $   (86,021,713)
                                                      ===============

8.    TAX STATUS

      In a letter dated March 13, 2002, the Internal Revenue Service has determined that the Plan, as amended and restated November 7, 2001, constitutes a qualified trust under Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income taxes under provisions of Section 501(a). The Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

      A participant will not be subject to income tax on amounts contributed to the Plan on his/her behalf nor on any income earned by the Plan and credited to his/her account until such amounts are withdrawn by or distributed to the participant, or deemed distributed to him/her by reason of failure to repay a loan.

                                     ******

                                                                      SCHEDULE I
 U.S. TRUST CORPORATION 401(K) PLAN

 SCHEDULE TO FORM 5500: SCHEDULE H, ITEM 4(I)
 SCHEDULE OF ASSETS HELD FOR INVESTMENT
 AS OF DECEMBER 31, 2001


         NUMBER                                                                                              FAIR
         SHARES                     INVESTMENT DESCRIPTIONS                             COST                VALUE
                      SHORT-TERM INVESTMENTS:
     31,986,770    *    Schwab Value Advantage Fund                                       **           $     31,986,770
              2         BT Institutional Liquid Asset Fund                                **                          2
            160         BT Pyramid Directed Cash Fund                                     **                        160
         10,908    *    Schwab Retirement Money Fund                                      **                     10,908

                      COMMON STOCK:
     13,717,607         Charles Schwab Corporation Stock                            76,768,656              212,211,380

                      MUTUAL FUNDS:
      1,041,695    *    Excelsior Blended Equity Fund                                     **                 36,886,427
        257,773    *    Excelsior High Yield Fund                                         **                  1,667,791
      1,882,514    *    Excelsior Managed Income Fund                                     **                 17,036,751
      1,436,608    *    Excelsior Short-Term Government Securities Fund                   **                 10,286,112
        599,818    *    Excelsior International Fund                                      **                  5,800,242
        964,450    *    Excelsior Institutional Optimum Growth Fund                       **                 12,026,687
        746,044    *    Excelsior Value And Restructuring  Fund                           **                 23,918,165
        389,358    *    Excelsior Small Cap Fund                                          **                  4,500,983
         69,976    *    Schwab Small-Cap Index Fund                                       **                  1,224,575
         92,842    *    Schwab 1000 Fund                                                  **                  2,966,306
         56,377    *    Schwab International Index Fund                                   **                    707,533

                      COMMINGLED TRUST FUNDS:
        128,904    *    UST Capital Preservation Fund                                     **                  4,750,368

                   *   PARTICIPANT LOANS
                        Maturity dates between one and ten years,
                        interest rates between 5.8% and 9.5%                              **                  5,206,360
                                                                                                       ----------------
                      TOTAL                                                                            $    371,187,520
                                                                                                       ================



*     Permitted party-in-interest

** Cost information is not required for participant-directed investments and, therefore, is not included.

                                                                     SCHEDULE II

U.S. TRUST CORPORATION 401(K) PLAN

SCHEDULE TO FORM 5500: SCHEDULE H, ITEM 4(J)
SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED DECEMBER 31, 2001

    (A)                      (B)                (C)              (D)              (G)                 (H )              (I)
                                                                                                  CURRENT VALUE
                                                                                                   OF ASSET ON
                        DESCRIPTION OF                                                             TRANSACTION
IDENTITY OF ISSUE         ASSET             PURCHASE PRICE     SELLING PRICE     COST OF ASSET         DATE            NET GAIN
----------------------------------------------------------------------------------------------------------------------------
Common Stock of
the Charles Schwab
Corporation*           Common Stock:
                       Series of purchases      $13,085,099        $         -    $ 13,085,099     $  13,085,099   $        -
                       Series of sales                    -         11,778,686       5,881,703        11,778,686    5,896,983




*     Party-in-interest